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FOR MORE INFORMATION                              FOR IMMEDIATE
RELEASE
Contact:  Clement B. Knapp, Jr.
          President
          (219) 836-5870

Date:          September 4, 1996



                       AMB FINANCIAL CORP.
                      DECLARES CASH DIVIDEND




     MUNSTER, INDIANA -- AMB Financial Corp., parent corporation of American Savings, FSB has announced that the Corporation will pay a cash dividend of $0.06 per share. The dividend will be payable on September 30, 1996 to shareholders of record on September 16, 1996.

     AMB Financial Corp. acquired all of the shares of American Savings, FSB, upon its conversion from a mutual to stock savings bank effective March 29, 1996.

     Through its four retail offices, American Savings FSB, serves Lake County, Indiana. At July 31, 1996, American Savings exceeded all applicable regulatory capital requirements.

     The Corporation had $81.9 million in assets and $16.2 million in stockholders' equity as of July 31, 1996.